Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is entered into by and between Berry Petroleum Company, a Delaware corporation (the “Company”), and David D. Wolf, an individual (“Executive”) (collectively the “Parties”) with respect to the following facts:

A.           Executive commenced employment with the Company in the position of Executive Vice President and Chief Financial Officer on August 4, 2008.

B.           The Company and Executive entered into a Change in Control Agreement upon commencement of Executive’s employment with the Company (the “Prior Agreement”).

C.           The Company and Executive hereby desire and agree to revoke the Prior Agreement and agree that the rights and obligations provided in this Agreement supersede such Prior Agreement.

D.           The Company and Executive now desire to enter into this Agreement on the terms and conditions, and for the consideration hereinafter set forth, and Executive desires to continue to be employed by the Company on such terms and conditions and for such consideration.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter contained, the Parties hereto do hereby agree as follows:

ARTICLE 1

EMPLOYMENT AND DUTIES

1.1 Employment Relationship.

The Company hereby agrees to employ Executive for the Term of Employment, as defined below, to perform the duties and undertake the responsibilities for the Company as described herein.  During the term of this Agreement, Executive shall serve as an employee and shall hold the position of Executive Vice President and Chief Financial Officer of the Company and shall report directly to the Chief Executive Officer (the “CEO”).  Executive shall perform the duties of Executive Vice President and Chief Financial Officer as prescribed in the agreed upon job description and those additional duties as are common for similar positions in similar industries.

1.2 Scope of Duties.

Executive shall perform diligently and use all of his best efforts during the Term of Employment to protect, encourage, and promote the interests of the Company.  During the Term of Employment, Executive shall also perform such other duties consistent with the position of Executive Vice President and Chief Financial Officer as may be assigned to Executive from time to time and will devote substantial time and attention to such duties.

Other Activities.

Subject to the following sentence, Executive agrees to devote substantially all of his business time and attention to the business of the Company.  During the term of this Agreement, Executive shall not be precluded from devoting a limited amount of time to outside activities, provided that:

1.2.1 Such activity does not interfere with Executive’s duties under this Agreement and is not in conflict with the interests of the Company;

1.2.2 Executive’s obligations to the Company are not compromised; and

1.2.3 Executive makes a full written disclosure to the CEO of the nature, extent, and duration of all such activities prior to beginning any such activities, and Executive obtains the approval of the CEO prior to beginning any such activity.

1.3 Passive Investments in Non-Competitive Enterprises.

It is expressly understood that neither Section 1.3 nor any other provision of this Agreement shall be construed to prohibit or restrict Executive from making any passive investment in an enterprise not competitive with the Company.  In addition, nothing contained in this Agreement shall be construed to prohibit or restrict Executive from engaging in any activities on his own time which are not competitive with nor in conflict with the Company.

ARTICLE 2

COMPENSATION AND BENEFITS

2.1 Base Salary.

The Company shall pay Executive an annual base salary of Three Hundred Thousand Dollars ($300,000) (“Base Salary”).  The Base Salary shall be payable in semi-monthly installments or otherwise, in accordance with the normal payroll procedures of the Company.  The Compensation Committee of the Board of Directors of the Company, either itself or together with the other independent directors (the subset of directors so authorized by the Board of Directors of the Company, the “Compensation Administrator”), will consider Executive’s Base Salary on an annual basis following the CEO’s review of Executive’s performance and recommendation as to Executive’s Base Salary.  The annual Base Salary during the contract term may be increased from time to time by the Compensation Administrator.  The annual Base Salary during the contract term shall not be decreased, except in connection with and commensurate with an across-the-board salary reduction applicable generally to the Company’s executive level employees as determined by the Board of Directors of the Company (the “Board”).

2.2 Annual Bonus.

In addition to his Base Salary, Executive may be eligible to receive an annual bonus (“Annual Bonus”).  The Annual Bonus for 2008 consist of both (i) an initial cash signing bonus of

$150,000 paid to Executive immediately following his commencement of employment with the Company, and (ii) a discretionary bonus payable with respect to 2008 performance with a target of fifty percent (50%) of Base Salary.  For subsequent years, the Annual Bonus target shall be established annually by the Compensation Administrator and may range between fifty percent (50%) and two hundred percent (200%) of Base Salary.  The Compensation Administrator shall in its discretion determine the amount of the Annual Bonus, which may be greater or less than target and may be determined with respect to such factors as the Compensation Administrator deems appropriate.  With the exception of the signing bonus, any bonus approved by the Compensation Administrator will be payable to Executive in accordance with the terms of the applicable bonus policy, at the same time bonuses are paid to other executive officers.  Executive shall only be entitled to receive any Annual Bonus if he remains employed with the Company on the date such bonuses are paid.  Subject to the provisions of this Agreement, the determination and payment of the Annual Bonus shall be at the sole discretion of the Compensation Administrator.

2.3 Equity Awards.

On August 4, 2008, Executive received an award of 30,355 restricted stock units and 89,084 stock options (together, the “Initial Equity Grant”), pursuant to the terms of the Company’s 2005 Equity Incentive Plan (the “2005 Plan”), subject to vesting in one installment on August 4, 2011, and further subject to such terms as are as set forth in the applicable award agreement or as otherwise set forth below.  The Compensation Administrator will review no less than annually Executive’s eligibility for further awards pursuant to the 2005 Plan, or any subsequent equity compensation plan for which Executive is eligible, and based on such review, may in its sole discretion grant Executive further awards.  Each such award shall contain such terms and conditions as shall be determined by the Compensation Administrator; provided, however, that Executive shall have the following rights with respect to the Initial Equity Grant and any additional equity grants made to Executive after the Effective Date and prior to January 1, 2009 (collectively, the “2008 Outstanding Equity Grants”):

2.3.1 In the event that (i) Executive has a termination of employment due to an Involuntary Termination Without Cause, (ii) Executive’s employment terminates due to death or Disability, or (iii) Executive voluntarily terminates employment for Good Reason, then all unvested portions of the 2008 Outstanding Equity Grants shall be deemed to be fully vested upon execution and timely delivery by Executive or the administrator of his estate, without revocation, of a full general release of claims (excluding claims for amounts payable under this Agreement), substantially in the form of Exhibit A attached hereto.  Delivery of such general release shall not be considered timely, and Executive shall not be entitled to the acceleration of vesting as set forth in this Section 2.3.1, if not made by sixty (60) calendar days after the Termination Date.

2.3.2 The stock option awarded pursuant to the 2008 Outstanding Equity Grants shall remain exercisable upon termination of Executive’s employment for any reason, until the earliest of (i) eight (8) months following the Termination Date (as defined below), and (ii) the latest date on which such option could otherwise be exercised without giving effect to a termination of service.

2.3.3

2.4 Health and Welfare Benefits.

Executive shall be eligible to participate in all benefit programs (including welfare plans, retirement plans, disability plans, leave programs and educational reimbursement programs) provided by the Company to its employees, in accordance with terms of the applicable plans.

2.5 Equipment, Supplies and Services.

The Company shall provide Executive with equipment, supplies, and professional and administrative support services that, in the judgment of the Company, are reasonably necessary for Executive to efficiently perform the duties required hereunder.

2.6 Tax Liability.

Subject to the Company’s obligations in Sections 3.7.8 and 3.9, Executive shall take full and complete responsibility for, and shall hold the Company harmless from, any and all tax liability relating to his receipt of benefits, including but not limited to, withholding, social security, SUI/SDI, federal, state or local taxes, and any interest or penalties incurred in connection with receipt of such benefits.

ARTICLE 3

TERM AND TERMINATION OF EMPLOYMENT

3.1 Term of Employment.

As used in this Agreement, the phrase “Term of Employment” shall mean the period commencing with the Effective Date (as defined herein) of this Agreement and ending on the third anniversary of the Effective Date.  The Term of Employment shall be extended for additional one-year periods if neither Executive nor the Company has notified the other in writing as least six (6) months prior to the end of the then Term of Employment, as extended at such time, that the Term of Employment shall not be extended or further extended, as the case may be, for any additional one-year period; provided, however, that if a Change in Control occurs during the Term of Employment, the Term of Employment shall be automatically extended to the date which is two (2) years after the date on which the Change in Control occurs.   The Term of Employment may end prior to the Expiration Date pursuant to Section 3.2, Section 3.3, Section 3.4, Section 3.5 or Section 3.6.

3.2 Death and Disability.

Executive’s employment under this Agreement shall terminate automatically upon Executive’s death.  Additionally, the Company may terminate Executive’s employment under this Agreement, in compliance with all state and federal workers’ compensation, disability, and family and medical leave laws, if Executive is absent from work or is unable to discharge the essential functions of Executive’s position, with or without reasonable accommodation, due to legal, physical or mental incapacity for a period of at least sixty (60) days (whether or not consecutive) in any three hundred and sixty-five (365) consecutive day period (a “Disability”).

3.3 The Company’s Right to Terminate For Cause.

The Company may terminate Executive’s employment under this Agreement at any time for Cause.  For purposes of this Agreement, the term “Cause” shall mean as reasonably determined by the Board:  (i) the commission by Executive of any criminal act which results in an arrest or indictment except misdemeanors involving the operation of a motor vehicle; (ii) Executive’s conduct that results in or is reasonably likely to result in material harm to the business or reputation of the Company and, if capable of cure, Executive has not cured such conduct within sixty (60) days following receipt of written notice by the Company; (iii) Executive’s material violation of any contract or agreement between Executive and the Company, including but not limited to this Agreement, or any policy of the Company applicable to Executive; (iv) Executive knowingly and deliberately acting in a manner contrary to express lawful and reasonable limitations or instructions imposed on Executive, (v) Executive’s failure to perform his duties and responsibilities with the Company (other than any failure due to physical or mental incapacity) after a demand for performance is delivered to him by the Company which specifically identifies the manner in which the Company believes he has not performed his duties, or (vi) Executive’s violation of any Company policy applicable at the time of the events, acts or omissions at issue.  A failure or refusal by the Company to exercise its right to terminate Executive’s employment under this Agreement as a result of the existence of Cause or any other factor shall not constitute nor be construed as a waiver of its right to terminate Executive’s employment under this Agreement at a later time for such Cause or other factor under this Section, or without Cause under Section 3.4.

3.4 The Company’s Right to Terminate Without Cause.

The Company may terminate Executive’s employment under this Agreement at will, at any time during the Term of Employment, without Cause (an “Involuntary Termination Without Cause”).  In the event that the Company exercises its right to terminate Executive’s employment in an Involuntary Termination Without Cause, then Executive will be entitled to receive Base Salary and benefits earned up to and including the date of termination of Executive’s employment (the “Termination Date”) and will be entitled to the following:

3.4.1 Cash in the amount of one and one-half (1.5) times the Base Salary in effect on the Termination Date, payable in one lump sum upon the Severance Payment Date (as defined below).

3.4.2 Cash in the amount of one and one-half (1.5) times the average Annual Bonus, if any, paid to Executive for the prior two (2) fiscal years (which amount Executive agrees will be paid in lieu of any Annual Bonus for the fiscal year in which termination occurs), payable upon the Severance Payment Date; provided, however, that the bonus payments for 2008 shall be disregarded, and if the Termination Date occurs before the date an Annual Bonus amount has been determined for 2009 and/or 2010, then in lieu of an actual Annual Bonus amount, the amount used for purposes of calculating

3.4.3 the average Annual Bonus shall be one hundred percent (100%) of Base Salary for such year or years.

3.4.4 Cash in the amount of one and one-half (1.5) times the maximum annual Company matching contribution to the Company’s 401(k) plan that would otherwise be made to Executive’s account for the plan year in which termination occurs, calculated without regard to Executive’s contribution or limits imposed under the Internal Revenue Code of 1986, as amended (the “Code”), payable upon the Severance Payment Date.

3.4.5  Cash in the amount of eighteen (18) times Executive’s monthly car allowance amount in effect (if any) on the Termination Date, payable on the Severance Payment Date.

3.4.6 If Executive elects to continue to participate in the Company’s standard medical and dental benefits in accordance with the health care continuation provisions of Section 4980B(f) of the Code (“COBRA”), then the Company will continue to pay a portion of the cost thereof equal to the portion paid by the Company prior to the Termination Date for up to eighteen (18) months following the Termination Date, if: (1) Executive provides written notice of such election to Company within the time prescribed in the “COBRA Notice”; and (2) Executive pays the Company monthly an amount equal to Executive’s contribution for such benefits as was in effect at the Termination Date, if any.  The benefit set forth in this Section 3.4.5 shall cease upon Executive becoming eligible for reasonably comparable medical and dental benefits through a successor employer.

3.4.7 The Company will continue Executive’s term life insurance coverage at the level in effect on the Termination Date, or obtain similar coverage at the Company’s expense, for a period of eighteen (18) months following the Termination Date, provided that if Executive is a “specified employee” within the meaning of section 409A(a)(2)(b)(i) of the Code, Executive must, prior to the due date for such premium costs, pay to the Company or to the life insurance carrier, as applicable, all premium costs which are due prior to the date occurring six (6) months after the Termination Date, and, on such date, the Company will reimburse Executive for all costs so paid; and provided further that if the premiums of such life insurance coverage are increased for any reason, Executive shall pay the amount of such increase in premiums.

3.4.8 All unvested stock options and restricted stock units awarded as the 2008 Outstanding Equity Grants held by Executive on the Termination Date shall be deemed to be fully vested upon the effectiveness, without further right of revocation, of the release described in the last paragraph of this Section 3.4.  Executive shall be responsible and shall make appropriate provisions for any withholding taxes associated with such accelerated vesting in accordance with the applicable award agreement.  Any such award shall settle in accordance with the terms of its award agreement giving effect to the accelerated vesting; provided, however, that any restricted stock unit vesting pursuant to this Section 3.4.7 will be settled not later than the Severance Payment Date.

3.4.9 Except as set forth herein or in Section 3.7, no additional benefits will be earned by Executive following the Termination Date.  Notwithstanding anything in this Agreement to the contrary, the Company’s obligation to provide the benefits set forth in this Section 3.4 is expressly conditioned upon Executive’s execution and timely delivery, without revocation, of a full general release of claims (excluding claims for amounts payable under this Agreement), substantially in the form of Exhibit A, attached hereto.  Delivery of such general release shall not be considered timely, and Executive’s entitlement to the benefits set forth in this Section 3.4 shall be extinguished, if not made by sixty (60) calendar days after the Termination Date.

3.5 Resignation by Executive for Good Reason.

Executive may terminate Executive’s employment under this Agreement at will, at any time during the Term of Employment, for Good Reason.  In the event that Executive exercises his right to terminate Executive’s employment under this Agreement for Good Reason, Executive shall be entitled to all of the benefits specified in Section 3.4 and its subsections, subject to all of the terms thereof including, without limitation, the requirements in the last paragraph thereof.  For purposes of this Agreement, the term “Good Reason” shall include any of the following that occur without the consent of Executive:  (i) reduction in the Base Salary which is not permitted pursuant to Section 2.1; (ii) the Company’s refusal to allow Executive to participate in its benefit programs (including welfare plans, retirement plans, disability plans and leave programs) provided by the Company to its employees, in accordance with terms of the applicable plans; (iii) a significant reduction of Executive’s duties, title, position or responsibilities that is effected without Executive’s written consent; or (iv) at any time within two (2) years after the occurrence of a Change in Control, a required relocation of Executive's residence of more than 35 miles from the location of Executive's residence immediately before such Change in Control.  Notwithstanding the foregoing, Executive must provide the Company with advance written notice of the Company’s conduct giving rise to Good Reason within thirty (30) days following the occurrence of such conduct and not less than thirty (30) days prior to the proposed date of such resignation for Good Reason (the “Cure Period”) and during the Cure Period, the Company may attempt to rescind or correct the matter giving rise to Good Reason.  Only if such notice is given and the Company does not rescind or correct the matter giving rise to Good Reason during the Cure Period may Executive terminate his employment for Good Reason.  Such termination must occur no later than six (6) months after the date of the initial existence of any one or more of the circumstances that first gave rise to Good Reason.

3.6 Resignation by Executive.

Executive may terminate Executive’s employment under this Agreement at will, at any time during the Term of Employment, for any reason or no reason.  In the event Executive resigns for any reason other than Good Reason, the Company shall pay Executive only the compensation and benefits earned by Executive as of the Termination Date, and no additional compensation or sums shall be owed to Executive.  Executive agrees and acknowledges that the Annual Bonus will be based on the Company’s and Executive’s overall performance for the entire fiscal year and is payable only if Executive remains employed with the Company on the date the Annual Bonus is paid, and no portion of such bonus will be deemed earned unless Executive remains employed by the Company for the entire fiscal year covered by the Annual Bonus and through the date of payment.

3.7 Change in Control.

In the event of a Change in Control (as defined below) and the occurrence of any one of the following events within two (2) years after such Change in Control:  (i) Involuntary Termination Without Cause, or (ii) Executive’s resignation of his employment for Good Reason, then Executive will be entitled to the following benefits, in addition to all amounts and benefits to which Executive shall be entitled as a result of his employment up to and including the Termination Date:

3.7.1 Cash in the amount of two and one-half (2.5) times the Base Salary in effect on the Termination Date, payable in one lump sum upon the Severance Payment Date.

3.7.2 Cash in the amount of two and one-half (2.5) times the highest Annual Bonus, if any, paid to Executive over the prior two (2) fiscal years (which amount Executive agrees will be paid in lieu of any Annual Bonus for the fiscal year in which termination occurs), payable upon the Severance Payment Date.

3.7.3 Cash in the amount of two and one-half (2.5) times the maximum annual Company matching contribution to the Company’s 401(k) plan that would otherwise be made to Executive’s account for the plan year in which termination occurs, calculated without regard to Executive’s contribution or limits imposed under the Code, payable upon the Severance Payment Date.

3.7.4 Cash in the amount of thirty (30) times Executive’s monthly car allowance amount in effect (if any) on the Termination Date, payable on the Severance Payment Date.

3.7.5 If Executive elects to continue to participate in Company’s standard medical and dental benefits through COBRA, the Company will continue to pay its portion of the cost thereof until December 31 of the second calendar year following the year in which the Termination Date occurs, if:  (1) Executive provides written notice of such election to the Company within the time prescribed in the “COBRA Notice”; and (2) Executive pays the Company monthly an amount equal to Executive’s contribution for such benefits as was in effect at the Termination Date, if any.  The benefit sets forth in this Section 3.7.5 shall cease upon Executive becoming eligible for reasonably comparable medical and dental benefits through a successor employer.

3.7.6 The Company will continue Executive’s term life insurance coverage at the level in effect on the Termination Date, or obtain similar coverage at the Company’s expense, for a period of thirty (30) months following the Termination Date, provided that if Executive is a “specified employee” within the meaning of section 409A(a)(2)(b)(i) of the Code, Executive must, prior to the due date for such premium costs, pay to the Company or to the life insurance carrier, as applicable, all premium costs which are due prior to the date occurring six (6) months after the Termination Date, and,

3.7.7 on such date, the Company will reimburse Executive for all costs so paid; and provided further that if the premiums of such life insurance coverage are increased for any reason, such coverage shall be reduced to the level required to maintain the same premium rates as in effect on the Termination Date.

3.7.8 All unvested stock options and restricted stock units of the Company held by Executive on the Termination Date shall be deemed to be fully vested upon the effectiveness, without further right of revocation, of the release described in the last paragraph of this Section 3.7.  Executive shall be responsible and shall make appropriate provisions for any withholding taxes associated with such accelerated vesting in accordance with the applicable award agreement.  Any such award shall settle in accordance with the terms of its award agreement, giving effect to the accelerated vesting; provided, however, that any restricted stock unit will be settled not later than the Severance Payment Date.

3.7.9 Cash in the amount and payable at the time determined as set forth in Section 3.9 regarding parachute payments under Section 280G of the Code.

The benefits set forth in this Section 3.7 are in lieu of any benefits that would otherwise be available to Executive under Section 3.4 or Section 3.5, and no additional benefits will be earned by Executive following the Termination Date.  Notwithstanding anything in this Agreement to the contrary, the Company’s obligation to provide the benefits set forth in this Section 3.7 is expressly conditioned upon Executive’s execution and timely delivery, without revocation, of a full general release of claims (excluding claims for amounts payable under this Agreement), substantially in the form of Exhibit A attached hereto.  Delivery of such general release shall not be considered timely, and Executive’s entitlement to the benefits set forth in this Section 3.7 shall be extinguished, if not made by sixty (60) calendar days after the Termination Date.

3.8 Definition of Change in Control.

For purposes of this Agreement, a “Change in Control” of the Company shall mean and shall be deemed to have occurred if and when any one of the following four events occurs:  (i) within the meaning of Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), any person or group becomes a beneficial owner, directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities, without the prior approval of the Company; (ii) an election of Directors not in accord with the recommendations of the majority of the Directors who were in office prior to the pending election; (iii) the stockholders of the Company approve an agreement to merge or consolidate, or otherwise reorganize, with or into one or more entities which are not subsidiaries, as a result of which less than 50% of the outstanding securities of the surviving or resulting entity are, or are to be, owned by former stockholders of the Company (excluding from the term “former stockholders” a stockholder who is, or as a result of the transaction in question, becomes an “affiliate,” as that term is used in the Exchange Act and the rules promulgated thereunder, of any party to such merger, consolidated or reorganization); or (iv) the stockholders of the Company approve the sale of substantially all of the Company’s business and/or assets (in one transaction or a series of related transactions) to a person or entity which is not a subsidiary.

280G Reimbursement.

In the event any of the benefits provided for in this Agreement or any other benefits approved at any time by the Compensation Administrator and otherwise payable to Executive constitute “parachute payments” within the meaning of Section 280G of the Code, and will be subject to the excise tax imposed by Section 4999 of the Code, then the Company shall pay Executive (A) a cash payment equal to such excise tax, and (B) an additional cash payment equal to the excise tax and federal and state income and employment taxes arising from the payments made by the Company to Executive pursuant to this sentence, payable upon the Severance Payment Date.  For purposes of part (B) of the preceding sentence, federal and state income taxes shall be assumed to be at the highest applicable rates for ordinary income as of the Termination Date.

The determination of Executive’s excise tax liability and the amount required to be paid to Executive by the Company under this Section 3.9 shall be made in writing by a national accounting firm chosen by the Company (the “Accountants”).  For purposes of making the calculations required by this Section 3.9, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The Company and Executive must furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 3.9.  The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 3.9.  The Accountants’ written determination pursuant to this Section 3.9 shall be conclusive and binding on the Parties.

3.9 Obligation Upon Termination for Cause or Termination by Executive Without Good Reason.

If Executive’s employment under this Agreement is terminated for Cause under Section 3.3 or due to resignation without Good Reason under Section 3.6 above, then neither Executive nor Executive’s estate shall be entitled to receive any compensation, benefits, or other remedies under or in relation to this Agreement or otherwise, other than the payment of Executive’s Base Salary and benefits earned up to the Termination Date, except as otherwise specifically provided.

3.10 Obligation Upon Termination for Death or Disability.

If Executive’s employment under this Agreement is terminated under Section 3.2 above, then all unvested stock options and restricted stock units of the Company held by Executive on the Termination Date shall immediately be deemed to be fully vested.  Executive or the administrator of Executive’s estate shall be responsible and shall make appropriate provisions for any withholding taxes associated with such accelerated vesting in accordance with the applicable award agreement.  Such award shall settle in accordance with the applicable award agreement, giving effect to the accelerated vesting.  Notwithstanding anything in this Section 3.11 to the contrary, the Company’s obligation to provide the benefits set forth in this Section 3.11 is expressly conditioned upon execution and timely delivery by Executive or the administrator of Executive’s estate, without further right of revocation, of a full general release of claims (excluding claims for amounts payable under this Agreement), substantially in the form of Exhibit A attached hereto.  Delivery of such general release shall not be considered timely, and

Executive’s entitlement to the benefits set forth in this Section 3.11 shall be extinguished, if not made by sixty (60) calendar days after the date of death or disability.

3.11 Severance Payment Date.

The Severance Payment Date shall be the date that is the later of thirty (30) days following the Termination Date or ten (10) days following the execution of the full general release of claims, substantially in the form of Exhibit A attached hereto.

ARTICLE 4

INDEMNITY

The Company and Executive entered into an Indemnification Agreement on August 4, 2008, which remains in full force and effect.

Executive agrees to fully indemnify and hold the Company harmless from and against any and all liability, loss, damage, claim or cause(s) of action (whether or not well-founded) which may result, directly or indirectly, from any actions of Executive which are not within the course and scope of Executive’s employment as authorized or required hereunder.

ARTICLE 5

MISCELLANEOUS

5.1 Confidential Information; Prohibited Misappropriation.

Executive hereby recognizes and acknowledges that during the course of his employment by the Company, the Company has disclosed and will furnish, disclose, or make available to Executive confidential and proprietary information related to the Company’s business including, without limitation, business records, personnel information, financial information, ideas, processes, inventions, and devices and other technical or related documentation, whether or not patentable or entitled to trademark (the “Confidential Information”), that such Confidential Information has been developed and will be developed through the expenditure by the Company of substantial time and money and that all such Confidential Information, except to the extent it is in the public domain, shall constitute valuable, special and unique assets of the Company and trade secrets protected under applicable law.  Executive further agrees to use such Confidential Information only for the purpose of carrying out his duties with the Company and agrees that he will not, for a period of two (2) years after his last day of employment with the Company, misappropriate for himself or others or disclose to any third party, either directly or indirectly, any Confidential Information.  It is expressly understood that Executive shall not be in breach of this Section 5.1 for any disclosure he is required to make by virtue of a final unappealable order by a court of competent jurisdiction.  It is further expressly agreed that Executive shall return to the Company at the time of termination of employment and not retain any property belonging to the Company, including, without limitation, any and all originals and copies of documents referencing or containing any Confidential Information.

Prohibited Solicitation:  Employees.

During the term of his employment and for one and one-half (1.5) years after termination of employment for any reason, Executive agrees not to directly or indirectly encourage or solicit any individual to leave the Company’s employ for any reason or interfere in any other manner, except with respect to disciplinary or other employment actions Executive may undertake in Executive’s role as a supervisor, with the employment relationship at the time existing between the Company and its current or prospective employees.

5.2 Prohibited Solicitation:  Third Parties.

During the term of his employment and for one and one-half (1.5) years after termination of employment for any reason, Executive agrees not to directly or indirectly induce or attempt to induce any member, payor, contractor, supplier, distributor, licensee or other affiliate of the Company to cease its relationship with the Company or in any way interfere with the existing relationship between any such member, payor, contractor, supplier, distributor, licensee or other affiliate and the Company.  After employment, Executive agrees not to use Confidential Information to directly or indirectly induce or attempt to induce any member, payor, contractor, supplier, distributor, licensee or other affiliate of the Company to cease its relationship with the Company or in any way interfere with the existing relationship between any such member, payor, contractor, supplier, distributor, licensee or other affiliate and the Company.

5.3 No Competition.

During the term of his employment and for one year (1) after termination of employment for any reason, Executive shall not, without the prior written consent of the Board or a duly authorized committee thereof, directly or indirectly, own, enter into, engage in, operate, manage, control, participate in, advise, assist, finance, be employed by or render services to or consult with, or have a financial or other interest in, any business that competes with the Company (or any segment thereof), or take any preliminary steps to do any of the foregoing; provided, however, that anything above to the contrary notwithstanding, Executive may own, as a passive investor, securities of any publicly-traded entity, so long as Executive’s holdings in any one such entity do not in the aggregate constitute more than one percent (1%) of the voting stock of such entity, and securities of any non-publicly traded entity, so long as Executive’s holdings in any one such entity do not in the aggregate constitute more than five percent (5%) of the voting stock of such entity.

5.4 Recourse for Breach of Restrictive Covenants.

Executive acknowledges that monetary damages may not be sufficient to compensate the Company for any economic loss which may be incurred by reason of Executive’s breach of the foregoing restrictive covenants.  Accordingly, in the event of any such breach, the Company is relieved from paying any remaining payments or providing any remaining benefits required under this Agreement, it may pursue any remedies available at law, and it will be entitled to obtain equitable relief in the form of an injunction precluding Executive from continuing to engage in such breach.  Such relief may be sought as provided in Section 5.9.

Consideration.

Executive acknowledges that the restrictions placed upon him by Sections 5.1, 5.2, 5.3 and 5.4 are reasonable, given the nature of his position, and that there is sufficient consideration promised him pursuant to this Agreement to support these restrictions.

5.5 Survival of Restrictive Covenants.

The restrictions of Sections 5.1, 5.2 and the specified portion of 5.3 shall survive Executive’s last day of employment by the Company and shall be in addition to any restrictions imposed upon Executive by statute or at common law.

5.6 Applicability.

Sections 5.1 (except as to personnel information), 5.2, and 5.3 shall not apply should the Company cease to exist altogether.

5.7 Dispute Resolution.

Except as the Parties may otherwise agree in writing, all claims, demands, causes of action or controversies - past, present or future - that Executive may have against the Company, its officers, directors, employees, independent contractors or agents past, present or future - or that the Company may have against Executive, shall be resolved by final and binding arbitration pursuant to the provisions of Exhibit B hereto.  PLEASE READ CAREFULLY.  BY SIGNING THIS AGREEMENT, YOU ARE GIVING UP YOUR RIGHT TO FILE A LAWSUIT IN A COURT OF LAW AND TO HAVE YOUR CASE HEARD BY A JUDGE AND/OR JURY.

5.8 Amendment and Modifications.

This Agreement and the August 4, 2008 Indemnification Agreement referenced in Article 4 of this Agreement contain a complete statement of all rights and obligations between the Parties with respect to Executive’s employment by the Company.  This Agreement supersedes all prior and existing negotiations and agreements, including, but not limited to, the Prior Agreement, between the Parties concerning Executive’s employment and can only be changed or modified pursuant to a written instrument duly executed by each of the Parties hereto.

5.9 Severability.

If any provision of this Agreement or any portion thereof is declared invalid, illegal or incapable of being enforced by an arbitrator or any Court of competent jurisdiction, the remainder of such provisions and all of the remaining provisions of this Agreement shall continue in full force and effect.  Without limiting the generality of the foregoing, in the event that any provision of this Agreement stating that an alternative amount is due in lieu of an Annual Bonus for a partial fiscal year, or that no Annual Bonus is due for a partial fiscal year, is found not to be enforceable by an arbitrator or any Court of competent jurisdiction, the Company and Executive agree that the earned bonus for any partial fiscal year shall be presumed to be twenty-five percent (25%) of Base Salary, prorated for the number of days during the year for which Executive was employed by the Company, absent clear and convincing evidence that Executive would have had a legally enforceable right to a higher bonus (excluding the effect of proration) if he had remained employed for the entire year.

5.10 Withholdings.

All amounts payable hereunder shall be subject to such withholdings as may be required by law.

5.11 Successors and Assigns.

This Agreement shall inure to the benefit of the successors and assigns of the Company.  Except as expressly provided in this Agreement, Executive may neither sell, transfer, assign, nor pledge any of Executive’s rights or interests pursuant to this Agreement.  The Company may sell, transfer or assign this Agreement or any of the Company’s rights under this Agreement in connection with any transaction involving the sale, assignment or transfer of the stock or assets of the Company, or a merger or other reorganization involving the Company (whether or not the Company is the surviving entity in such transaction), or any transaction involving a Change in Control.

5.12 Copyright, Publication and Use of Data.

All work developed by Executive under this Agreement shall be the sole and exclusive property of the Company.  Executive shall not have the right to use, distribute or otherwise disseminate such work without the express written permission of the Company.

5.13 Notices.

Whenever notice is to be served hereunder, service shall be made personally, by facsimile transmission, by overnight courier or by registered or certified mail, return receipt requested.  All postage and other delivery charges shall be prepaid by the party sending the notice.  Notice shall be effective only upon receipt by the Party being served, except notice shall be deemed received seventy two (72) hours after posting by the United States Post Office, by any method described above.  Confirmation of receipt of any facsimile sent must be received in order to presume that the transmission was received.  All notices shall be sent to the addresses described below unless changed by written notice pursuant to the terms of this Section.

If to the Company:	Berry Petroleum Company 1999 Broadway, Suite 3700 Denver, CO 80202 Facsimile No. – 303-999-4400 Attn: Robert F. Heinemann, President and Chief Executive Officer
Copy to (which shall not constitute notice):	Laura K. McAvoy, Esq. Musick Peeler & Garrett LLP 2801 Townsgate Road, Suite 200 Westlake Village, CA 91361 Facsimile No. - 805-418-3101
If to Executive:	David D. Wolf [ADDRESS] [or current address as listed in the Company’s records.]

5.14 Waiver.

No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in anyone or more instances, shall be deemed to be or be construed as a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement.

5.15 Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall constitute an original instrument and all of which together shall constitute the same instrument.

5.16 Authority.

The individuals signing below represent that each has full authority to enter this Agreement and that each Party hereto will be bound by the respective signatories.

5.17 Section 409.

This Agreement is intended to comply with Section 409A of the Code and accompanying Treasury regulations and guidance (“Section 409A”) and any ambiguous provision will be construed in a manner that is compliant with or exempt from the application of Section 409A.

Notwithstanding any provision in this Agreement to the contrary, if the payment of any compensation or benefit hereunder (including, without limitation, any severance benefit) would be subject to additional taxes and interest under Section 409A because the timing of such payment is not delayed as provided in Section 409A(a)(2)(B) of the Code, then any such payment or benefit Executive would otherwise be entitled to during the first six months following the Termination Date shall be accumulated and paid or provided, as applicable, on the date that is one day (or if such date does not fall on a business day of the Company, the next following business day of the Company) after the earlier of (i) the date of Executive’s death, (ii) six months after the Termination Date, or (iii) such earlier date upon which such amount can be paid or provided under Section 409A without being subject to such additional taxes and interest.

5.18 Captions and Construction.

The captions used herein as headings of the various sections hereof are for convenience only, and the Parties agree that such captions are not to be construed to be part of this Agreement or to be used in determining or construing the intent, context or meaning of this Agreement.  The Parties further agree that no term of this Agreement shall be construed against any party because of such party’s role or input in drafting this Agreement.

Governing Law.

This Agreement shall be deemed to have been executed and delivered within the State of Colorado, and the rights and obligations of the Parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of Colorado without regard to its conflicts of law principles.

IN WITNESS WHEREOF this Agreement, the Parties to this Agreement have executed this Agreement to be effective as of ___________ ___, 2008 (“Effective Date”).

BERRY PETROLEUM COMPANY

By: _______________________________
Robert F. Heinemann
President and Chief Executive Officer

Date:  ___________ ___, 2008

EXECUTIVE

__________________________________

David D. Wolf

Date:  ______________, 2008

EXHIBIT A

GENERAL RELEASE OF CLAIMS

This General Release (“Release”) is entered into as of this _____ day of __________,20_____, by and between Berry Petroleum Corporation (the “Company”), and David D. Wolf, an employee of the Company (“Executive”) (collectively, the “Parties”).

RECITALS

WHEREAS, Executive and the Company are parties to an Employment Agreement (the “Agreement”) dated ___________ ___, 2008, governing the terms and conditions applicable if Executive’s employment is terminated for various reasons;

WHEREAS, pursuant to the terms of the Agreement, the Company has agreed to provide Executive certain benefits and payments under the terms and conditions specified therein, provided that Executive has executed and not revoked a general release of claims in favor of the Company;

WHEREAS, Executive’s employment with the Company is being terminated effective _____________; and

WHEREAS, the Parties wish to terminate their relationship amicably and to resolve, fully and finally, all actual and potential claims and disputes relating to Executive’s employment with and termination from the Company and all other relationships between Executive and the Company, up to and including the date of execution of this Release.

NOW, THEREFORE, in consideration of these Recitals and the promises and mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are expressly acknowledged, the Parties, intending to be legally bound, agree as follows:

AGREEMENT

Termination of Employment.  Executive’s employment with the Company shall terminate on _________________ (the “Termination Date”).

Severance Benefits.  Pursuant to the terms of the Agreement, and in consideration of Executive’s release of claims and the other covenants and agreements contained herein and therein, and provided that Executive has signed this Release and delivered it to the Company and has not exercised any revocation rights as provided in Section 6 below, the Company shall provide the severance benefits described in Section 3.4 or Section 3.7, as applicable, of the Agreement (the “Benefits”) in the time and manner provided therein; provided, however, that the Company’s obligations shall be excused if Executive breaches any of the provisions of this Agreement including, without limitation, Sections 7, 8 and 9 hereof.  Executive acknowledges and agrees that the Benefits constitute consideration beyond that which, but for the mutual covenants set forth in this Release and the covenants contained in the Agreement, the

Company otherwise would not be obligated to provide, nor would Executive otherwise be entitled to receive.

Effective Date.  Provided that it has not been revoked pursuant to Section 6 hereof, this Release will become effective on the eighth (8th) day after the date of its execution by Executive (the “Effective Date”).

Effect of Revocation.  Executive acknowledges and agrees that, in the event that Executive revokes this Release pursuant to Section 6 hereof, Executive shall have no right to receive the Benefits.

General Release.

(a)           In consideration of the Benefits and the Company’s other covenants contained herein and in the Agreement, Executive hereby forever releases and discharges the Company and its parent, subsidiary(ies), related and/or affiliated companies (“Affiliates”) and each of its and their past and present officers, directors, managers, employees, agents, attorneys and insurers, and each of its and their respective successors and assigns (collectively, the “Released Parties”) from any and all claims, charges, complaints, liens, demands, causes of action, obligations, damages and liabilities, known or unknown, suspected or unsuspected, that Executive had, now has, or may hereafter claim to have against the Released Parties, arising out of or relating in any way to Executive’s hiring by, employment with, or separation from the Company, from the beginning of time through the date Executive executes this Release (the “Released Claims”).  This release specifically extends to, without limitation, claims for wrongful termination, breach of an express or implied contract, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, fraud, misrepresentation, defamation, slander, infliction of emotional distress, disability, loss of future earnings, and claims under (all as amended from time to time) federal law and the laws of any state including, but not limited to, the United States Constitution, and applicable state and federal statutes and regulations, including, but not limited to, the Civil Rights Act of 1964, the Fair Labor Standards Act, the National Labor Relations Act, the Labor-Management Relations Act, the Worker Retraining and Notification Act of 1988, the Rehabilitation Act of 1973, as amended, the Americans With Disabilities Act, the Employee Retirement Income Security Act of 1974, the Age Discrimination in Employment Act of 1967, and the Sarbanes-Oxley Act, the Colorado Anti-Discrimination Act, the California Constitution, the California Fair Employment and Housing Act, the California Labor Code, California Civil Code and the California Business and Professions Code, each to the extent applicable.

(b)           Executive acknowledges and agrees that it is his intention to forever bar every claim described in Section 5(a) herein, whether known or unknown to the Executive at this time or discovered later.  Executive understands and acknowledges that there are laws which may invalidate releases of claims which are unknown to the releasing party.  Executive hereby expressly waives any protection to which he may otherwise be entitled hereunder by virtue of any such law.  In particular, and not by way of limitation, Executive represents and acknowledges that he is familiar with Section 1542 of the California Civil Code, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Executive hereby waives and relinquishes any rights and/or benefits which he has or may have under California Civil Code Section 1542 or any similar applicable law of Colorado or any other state.

(c)           Executive hereby represents that no claim, complaint, charge or other action of any kind on Executive’s behalf is pending against any of the Released Parties.  Executive further represents and hereby agrees that Executive shall not institute a claim, complaint, charge or other action of any kind with any governmental agency or court against any of the Released Parties concerning any of the released claims.  Executive further agrees not to aid or assist any other person in pursuing any claim, charge or action against the Released Parties unless compelled to do so by law or court order.

Review and Revocation Period.  Executive acknowledges that the Company has advised Executive that Executive may consult with an attorney of Executive’s own choosing (and at Executive’s expense) prior to signing this Release and that Executive has been given at least twenty-one (21) days during which to consider the provisions of this Release, although Executive may sign and return it sooner.  Executive further acknowledges that Executive has been advised by the Company that after executing this Release, Executive will have seven (7) days to revoke this Release, and that this Release shall not become effective or enforceable until such seven (7) day revocation period has expired.  Executive acknowledges and agrees that if Executive wishes to revoke this Release, Executive must do so in writing, and that such revocation must be signed by Executive and received by the Chairman of the Board of the Company (or the Chairman of the Compensation Committee) no later than 5:00 p.m. Mountain Time on the seventh (7th) day after Executive has executed this Release.  Executive acknowledges and agrees that, in the event that Executive revokes this Release, Executive will have no right to receive any benefits hereunder, including the Benefits.  Executive represents that Executive has read this Release and understands its terms and enters into this Release freely, voluntarily and without coercion.

Confidentiality and Non-Solicitation.  Executive reaffirms his commitments in Sections 5.1, 5.2 and 5.3 of the Agreement.

Cooperation in Litigation.  At the Company’s reasonable request, Executive shall use his good faith efforts to cooperate with the Company, its Affiliates, and each of its and their respective attorneys or other legal representatives (“Attorneys”) in connection with any claim, litigation or judicial or arbitral proceeding which is material to the Company and is now pending or may hereinafter be brought against the Released Parties by any third party; provided, that, Executive’s cooperation is essential to the Company’s case.  Executive’s duty of cooperation shall include, but not be limited to (a) meeting with the Company’s and/or its Affiliates’ Attorneys by telephone or in person at mutually convenient times and places in order to state truthfully Executive’s knowledge of matters at issue and recollection of events; (b) appearing at the Company’s, its Affiliates’ and/or their Attorneys’ request (and, to the extent possible, at a time convenient to Executive that does not conflict with the needs or requirements of Executive’s then-current employer) as a witness at depositions or trials, without necessity of a subpoena, in order to state truthfully Executive’s knowledge of matters at issue; and (c) signing at the Company’s, its Affiliates’ and/or their Attorneys’ request declarations or affidavits that truthfully state matters of which Executive has knowledge.  The Company shall reimburse Executive for the reasonable expenses incurred by him in the course of his cooperation hereunder and shall pay to Executive per diem compensation in an amount equal to the daily prorate portion of the Executive’s base salary immediately prior to the Termination Date.  The obligations set forth in this Section 8 shall survive any termination or revocation of this Release.

Non-Admission of Liability.  Nothing in this Release shall be construed as an admission of liability by Executive or the Released Parties; rather, Executive and the Released Parties are resolving all matters arising out of the employer employee relationship between Executive and the Company and all other relationships between Executive and the Released Parties.

Binding Effect.  This Release shall be binding upon the Parties and their respective heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of the Parties and their respective heirs, administrators, representatives, executors, successors and assigns.

Governing Law.  This Release shall be governed by and construed and enforced in accordance with the laws of the State of Colorado applicable to agreements negotiated, entered into and wholly to be performed therein.

Severability.  Each of the respective rights and obligations of the Parties hereunder shall be deemed independent and may be enforced independently irrespective of any of the other rights and obligations set forth herein.  In the event any provision of this Release should be held illegal or invalid, such illegality or invalidity shall not affect in any way other provisions hereof, all of which shall continue, nevertheless, in full force and effect.

Counterparts.  This Release may be signed in counterparts and each counterpart shall be deemed to be an original but together all such counterparts shall be deemed a single agreement.

Entire Agreement:  Modification.  This Release constitutes the entire understanding between the Parties with respect to the subject matter hereof and may not be modified without the express written consent of both Parties.  This Release supersedes all prior written and/or oral and all contemporaneous oral agreements, understandings and negotiations regarding its subject matter.  This Release may not be modified or canceled in any manner except by a writing signed by both Parties.

Acceptance.  Executive may confirm his acceptance of the terms and conditions of this Release by signing and returning two (2) original copies of this Release to the Company’s Chief Executive Officer, no later than 5:00 p.m. Mountain Time twenty-one (21) days after Executive’s receipt of notice of termination.

EXECUTIVE ACKNOWLEDGES AND REPRESENTS THAT EXECUTIVE HAS FULLY AND CAREFULLY READ THIS RELEASE PRIOR TO SIGNING IT AND UNDERSTANDS ITS TERMS.  EXECUTIVE FURTHER ACKNOWLEDGES AND AGREES THAT EXECUTIVE HAS BEEN, OR HAS HAD THE OPPORTUNITY TO BE, ADVISED BY INDEPENDENT LEGAL COUNSEL OF EXECUTIVE’S OWN CHOICE AS TO THE LEGAL EFFECT AND MEANING OF EACH OF THE TERMS AND CONDITIONS OF THIS RELEASE, AND IS ENTERING INTO THIS RELEASE FREELY AND VOLUNTARILY AND NOT IN RELIANCE ON ANY PROMISES OR REPRESENTATIONS OTHER THAN AS SET FORTH IN THIS RELEASE.

IN WITNESS WHEREOF, the Parties have executed this Release as of the day and year set forth above.

David D. Wolf	Berry Petroleum Corporation By: Its:

EXHIBIT B

ARBITRATION

The provisions of this Exhibit B are incorporated into and made a part of the Employment Agreement dated ___________ ___, 2008 (the “Agreement”) by and between Berry Petroleum Corporation (the “Company”) and David D. Wolf (“Executive”).  Capitalized terms used and not defined herein have the same meaning as set forth in the Agreement.

(a)           Waiver of Right to Trial.  The Company and Executive (the “parties”) understand that they are waiving any right they may have to file a lawsuit or other civil action or proceeding against each other, and are voluntarily waiving any right they may have to resolve disputes between the parties through trial by judge or jury.  Any and all claims or disputes arising out of or relating to the employment relationship and/or the termination of the employment relationship between the parties that are not resolved by their mutual agreement shall be resolved exclusively by confidential, final and binding arbitration.  The parties have the right to be represented by counsel in any arbitration proceeding commenced pursuant to the Agreement.

(b)           Claims Subject to Arbitration.  Except as the parties may otherwise agree in writing, all claims, demands, causes of action or controversies - past, present or future - that Executive may have against the Company, its officers, directors, employees, independent contractors or agents - past, present or future - or that the Company may have against Executive (collectively the “Claims”) shall be resolved by final and binding arbitration.  The Claims include but are not limited to any claims or disputes in connection with:  (1) the recruiting and hiring process; (2) the employment relationship between the parties; (3) the termination of the employment relationship; (4) any contracts between the parties; or (5) any and all Claims arising under any federal, state or local law or regulation, including, but not limited to, those relating to employment, compensation, wages, stock options, benefits (except where an employee benefit or pension plan specifies that its claims procedure shall culminate in a dispute resolution procedure different from this one), discrimination, harassment, wrongful termination, wrongful demotion, breach of contract, breach of the implied covenant of good faith and fair dealing, interference with contract or prospective economic advantage, intentional or negligent infliction of emotional distress, violation of public policy, retaliation, fraud, promissory estoppel, defamation, unfair business practices, invasion of privacy, negligence, assault or battery.  (The Claims for discrimination and harassment include but are not limited to those based on race, color, sex, sexual orientation, religion, national origin, ancestry, citizenship, age, marital status, registered domestic partner status, physical disability, pregnancy, mental disability, medical condition, veteran status, and any claims arising under the Colorado Anti-Discrimination Act, the California Fair Employment and Housing Act, the California Family Rights Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Equal Pay Act, the Civil Rights Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, Title VII of the Civil Rights Act of 1964 as amended, and any other local, state, federal or common law concerning employment or employment discrimination or harassment.)

This Exhibit B does not affect Executive’s right to seek administrative relief from the United States Equal Employment Opportunity Commission or the California Department of Fair Employment and Housing.  Further, this Exhibit B does not cover claims Executive may have for workers’ compensation, state disability benefits, unemployment compensation benefits or disputes covered by a collective bargaining agreement.

(c)           The Arbitration Process.  Either Executive or the Company may commence the arbitration process by filing a written demand for arbitration with the American Arbitration Association (“AAA”), and sending a copy by personal delivery or certified mail to the other party.  If the Company initiates arbitration, it will send the notice to Executive’s last known home address as reflected in the Company’s personnel records.  If Executive initiates arbitration, Executive will send notice to the Chairman of the Board of the Company (or the Chairman of the Compensation Committee).  Demands for arbitration must be made within the applicable statute of limitations.

Any arbitration between the parties shall be conducted pursuant to the AAA procedures for the arbitration of employment disputes that are in effect at the time of the commencement of arbitration, except as otherwise agreed in writing by the parties.  The arbitration shall be conducted in the County of Denver, Colorado, unless the parties mutually agree to conduct the arbitration elsewhere.  The arbitration shall be conducted by a neutral Arbitrator (the “Arbitrator”) selected by mutual agreement of the parties, or if no mutual agreement can be reached, selected from a list of arbitrators provided by AAA, as specified in the AAA’s procedures.  The parties will cooperate in scheduling the arbitration proceedings.  Absent a subsequent contrary written agreement between the parties, the arbitration hearing shall be scheduled for a date that is within 180 days after the commencement of the arbitration.  As for discovery, the parties will comply with any discovery required by Colorado law.  Should a non-party witness refuse to comply with a subpoena issued by the Arbitrator and the Arbitrator is unable to enforce compliance with the subpoena, the parties agree to submit the subpoena to a court of competent jurisdiction for enforcement of the subpoena.

The Arbitrator shall apply the applicable substantive law, and the applicable law of remedies, for the State of Colorado, or federal law, or both.  The Arbitrator is without jurisdiction to apply any different substantive law or law of remedies.  The Arbitrator is authorized to award any remedies allowed by applicable law.  The Arbitrator cannot modify any of the provisions of the Agreement.  The Arbitrator shall issue a written and signed statement of the basis of its decision, including findings of fact and conclusions of law.  The statement and award, if any, shall be based on the terms of the Agreement, the findings of fact and the statutory and decisional case law applicable to this dispute.  Proceedings to confirm, correct or vacate an award or decision rendered by the Arbitrator will be controlled by and conducted in conformity with applicable state law.  The arbitration shall be final and binding upon the parties, except as provided in this Exhibit B.  Neither the parties nor the Arbitrator may disclose the existence, content, or results of any arbitration without the prior written consent of both parties.

(d)           Arbitration Fees, Costs and Awards.  If Executive initiates arbitration against the Company, Executive must pay a filing fee to AAA equal to the current filing fee in the appropriate court had Executive’s claim been brought there, and the Company shall bear the remaining costs of the arbitration forum, including Arbitrator fees.  If the Company initiates arbitration against Executive, the Company shall bear the entire cost of the arbitration forum, including Arbitrator fees.  (Such costs do not include costs of attorneys, discovery, expert witnesses, or other costs which Executive would have been required to bear had the matter been filed in a court.) The Arbitrator may award attorneys’ fees and costs to the prevailing party as authorized by law.  If there is any dispute as to whether the Company or Executive is the prevailing party, the Arbitrator will decide that issue.  Any postponement or cancellation fee imposed by the arbitration service will be paid by the party requesting the postponement or cancellation, unless the Arbitrator determines that such fee would cause undue hardship on the party.  At the conclusion of the arbitration, each party agrees to promptly pay any arbitration award imposed against that party.

(e)           Failure To Use Arbitration Process.  Should either party pursue any dispute subject to this Exhibit B by any method other than set forth herein, the responding party shall be entitled to recover from the initiating party all damages, costs, expenses and attorneys’ fees incurred as a result of appearing in, dismissing, staying or litigating such action.

(f)           Complete Agreement.  This Exhibit B is the complete agreement of the parties on the subject of arbitration of claims or disputes.  This Exhibit B supersedes any prior or contemporaneous oral or written understanding on the subject.  No party is relying on any representations, oral or written, on the subject of the effect, enforceability or meaning of this Exhibit B, except as specifically set forth in this Exhibit B.

PLEASE READ CAREFULLY.  BY SIGNING THE AGREEMENT, YOU ARE GIVING UP YOUR RIGHT TO FILE A LAWSUIT IN A COURT OF LAW AND TO HAVE YOUR CASE HEARD BY A JUDGE AND/OR JURY.

David D. Wolf	Berry Petroleum Corporation By: Its: